Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
Allan Schoenberg, 312.930.8189	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

 FOR IMMEDIATE RELEASE

CME Group Inc. Announces Preliminary Results of Self-Tender Offer

CHICAGO, August 30, 2007 – CME Group Inc. (NYSE, NASDAQ: CME) today announced the preliminary results of its tender offer to purchase up to 6,250,000 shares of its outstanding Class A common stock (including the associated preferred stock purchase rights) at a price of $560 per share, net to the seller in cash, less any applicable withholding taxes and without interest.  The tender offer expired at 5:00 P.M., New York City time, on August 29, 2007.

The depositary for the tender offer has advised CME Group on a preliminary basis that approximately 1,646,450 shares of Class A common stock were properly tendered and not withdrawn in the tender offer, including 116,448.75 shares that were tendered by notice of guaranteed delivery.  Based on this preliminary count by the depositary, CME Group expects to accept for purchase approximately 1,646,450 shares of its Class A common stock, representing approximately 3.0 percent of the outstanding Class A common stock, at a purchase price of $560 per share for a total cost of approximately $922 million, excluding fees and expenses relating to the tender offer.  Given that the preliminary number of shares tendered is less than the number of shares that CME Group offered to purchase, no proration will be required.

The results announced today are preliminary and subject to verification by the depositary.  The determination of the number of shares to be accepted for payment is subject to final confirmation of the proper delivery of the shares tendered and not properly withdrawn, including shares tendered by notice of guaranteed delivery.  The actual number of shares to be purchased will be announced following the completion of the verification process.  Payment for the shares accepted for purchase will occur promptly thereafter.  CME Group intends to initially fund the purchase of shares with a combination of proceeds from the issuance of commercial paper and cash on hand.

The tender offer was made in connection with the merger of CBOT Holdings, Inc. with and into CME Group.  The merger agreement required CME Group to undertake the tender offer after the closing of the merger, which occurred on July 12, 2007.

Lehman Brothers Inc. acted as lead dealer manager and William Blair & Company, L.L.C. acted as co-dealer manager for the tender offer.

Questions regarding the tender offer should be directed to D.F. King & Co., Inc., the information agent for the tender offer, at (800) 697-6975 (toll-free).

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About CME Group

CME Group (www.cmegroup.com) is the world’s largest and most diverse exchange.  Formed by the 2007 merger of Chicago Mercantile Exchange Holdings and CBOT Holdings, CME Group serves the risk management needs of customers around the globe.  As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on its trading floors.  CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, agricultural commodities and alternative investment products such as weather and real estate.  CME Group’s Class A common stock is traded on the New York Stock Exchange and the Nasdaq Global Select Market under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex and E-mini, are trademarks of Chicago Mercantile Exchange Inc.  CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago.  All other trademarks are the property of their respective owners.  Further information about CME Group and its products can be found at www.cmegroup.com.

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